STAG INDUSTRIAL ANNOUNCES REDEMPTION OF 6.625% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

Boston, MA - June 11, 2018 - STAG Industrial, Inc. (the “Company”) (NYSE:STAG) today provided notice to the holders of its 6.625% Series B Cumulative Redeemable Preferred Stock (NYSE: STAG Pr B) (the “Series B Preferred Stock”) of the redemption of all 2,800,000 outstanding shares of the Series B Preferred Stock.

The Company will redeem the Series B Preferred Stock for a cash redemption price of $25.00 per share, plus accrued and unpaid dividends to but excluding the redemption date, without interest. The redemption date will be July 11, 2018. On the redemption date, dividends on the Series B Preferred Stock will cease to accrue.

All shares of Series B Preferred Stock are held in book entry form, through the Depository Trust Company (“DTC”). Accordingly, the redemption of the Series B Preferred Stock, including payment of the redemption price, will be completed according to DTC's procedures. A notice of redemption and related materials were mailed today to the holders of record. Please direct any questions about the notice of redemption and related materials to Continental Stock Transfer & Trust Co. at (917) 262-2378.

About STAG Industrial, Inc.

STAG Industrial, Inc. is a real estate investment trust (REIT) focused on the acquisition and operation of single-tenant, industrial properties throughout the United States. The Company’s portfolio consists of 360 properties in 37 states with approximately 71 million rentable square feet.

For additional information, please visit the Company’s website at www.stagindustrial.com.

Forward-Looking Statements

This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe the Company's future plans, strategies and expectations, are generally identifiable by use of the words "believe," "will," "expect," "intend," "anticipate," "estimate," "should," "project" or similar expressions. Forward-looking statements in this press release include, among others, statements about the expected redemption, including the redemption date. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, the risk factors discussed in the Company's annual report on Form 10-K for the year ended December 31, 2017 as updated by the Company's quarterly reports on Form 10-Q. Accordingly, there is no assurance that the Company's expectations will be realized. Except as otherwise required by the federal securities laws, the Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in the Company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Source: STAG Industrial, Inc.

Contact:
STAG Industrial, Inc.
Matts Pinard, Vice President
617-226-4987
InvestorRelations@stagindustrial.com